EXHIBIT 4

                               LOCK-UP AGREEMENT

     This Lock-Up Agreement ("Agreement"), dated as of March 21, 2005, is entered into by and among FV Steel and Wire Company, a Wisconsin corporation, Keystone Consolidated Industries, Inc., a publicly listed Delaware corporation, DeSoto Environmental Management, Inc., a Delaware corporation; J.L. Prescott Company, a New Jersey corporation; Sherman Wire Company (f/k/a DeSoto, Inc.), a Delaware corporation; and Sherman Wire of Caldwell, Inc., a Nevada corporation (collectively, the "Debtors" and each, individually, a "Debtor"), Contran Corporation, a Delaware corporation (together with its affiliates, including without limitation, EWP Financial, LLC "EWP Financial," "Contran"), the "authorized representatives" (the "Retiree Representatives"), as such term is defined in ss. 1114(b)(1) of the Bankruptcy Code, for the Affected Retirees (as defined in the 1114 Agreement (defined below)), the Independent Steel Workers Alliance (the "ISWA")(1), the Official Committee of Unsecured Creditors of the Debtors (the "Committee"), and Ameren Cilco, the Bank of New York, not individually but as indenture trustee (the "Indenture Trustee"), Midwest Mill Service and Peoria Disposal Company, each of whom, in a direct or representative capacity, holds or controls a claim classified as a General Unsecured Claim in Class A6 under the Debtors' Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code filed October 4, 2004 (the "Debtors' Plan") and is a member of the Committee (collectively, the "Committee Members").

                                    RECITALS

     WHEREAS, on February 26, 2004 (the "Petition Date"), each of the Debtors filed a voluntary petition for relief (the "Proceedings") pursuant to Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Wisconsin (the "Bankruptcy Court") to facilitate a reorganization of the Debtors and a reduction of their debt levels and accompanying debt service payments;

     WHEREAS, each of the Committee Members holds an allowed claim against the Debtors in the Proceedings or, in the case of the Indenture Trustee, acts as authorized representative of the Holders of allowed claims against the Debtors in the Proceedings, in the following amounts (collectively, the "CM Claims" and individually, a "CM Claim"):

-------------------------------------------------- -------------------------
           Committee Member                              CM Claim Amount
-------------------------------------------------- -------------------------
Ameren Energy Marketing Co. (Cilco)                       $3,052,408.75
-------------------------------------------------- -------------------------
Bank of New York                                          $6,487,075.52
-------------------------------------------------- -------------------------
Midwest Mill Service                                        $313,031.79
-------------------------------------------------- -------------------------
Peoria Disposal Company                                     $682,866.58
-------------------------------------------------- -------------------------

(1) The ISWA represents both the active employees of the Independent Steel Workers Alliance and a group of retirees from the Independent Steel Workers Alliance as one of the Retiree Representatives. Accordingly, the term "ISWA" as used in this Agreement refers only to the ISWA as representative of active employees pursuant to Section 1113 of the Bankruptcy Code.

     WHEREAS, Contran has asserted claims against the Debtors in the Proceedings in the following amounts (the "Contran Claims"):

     1. The EWP Financial DIP Claim (as defined in the Debtors' Plan), including, for purposes of this Agreement, EWP Financial's contingent claim on account of a $250,000 prepetition letter of credit issued by EWP Financial for the benefit of the Debtors;

     2. Unsecured, prepetition claims related to the ISA (defined below) in the approximate amount of $3,259,448.22, excluding any post-petition payments thereon and subject to reductions to the extent of post-petition payments thereon (the "ISA Prepetition Claims");

     3. Subordinated, unsecured, prepetition claims related to dividends on account of Old Preferred Stock (as defined in the Debtors' Plan) in the approximate amount of $10,747,952.13 (the "Prepetition Dividend Claims");

     4. Post-petition, administrative claims and all other claims, excluding the post-petition amounts payable under the DIP Loan Participation, the Notes Secured Claim, the L/C Claims and any Insurance Program Claims (each as defined below), in the approximate amount of $1,000,000 including but not limited to claims related to the Intercorporate Services Agreement dated January 1, 2001 (the "ISA") but not including amounts paid to Contran under the ISA in the ordinary course of the Debtors' businesses during the pendency of the Proceedings (the "Contran Administrative Claims");

     5. The $2 million principal  participation by EWP Financial in the Congress
        DIP  Facility  (as  defined  in  the  Debtors'   Plan)  (the  "DIP  Loan
        Participation"); and

     6. That portion of the 8% subordinated secured notes due 2009 issued by KCI (the "8% Notes") owned by Contran in the approximate principal amount of $18,318,750 together with accrued interest through the Petition Date of approximately $1,754,529 plus post-petition interest at eight percent (8%) thereafter (the "Notes Secured Claim").

     WHEREAS, Contran has also asserted an unsecured, unliquidated, contingent, prepetition claim in the amount of $4,391,229 in connection with certain undrawn letters of credit issued by Contran for the benefit of the Debtors (the "L/C Claims"), which, together with any Insurance Program Claims, are not, for purposes of this Agreement, included among the Contran Claims (as defined herein);

     WHEREAS, the Retiree Representatives represent the interests of Affected Retirees in the Proceedings including, inter alia, with respect to: (1) an allowed claim against the Debtors in the amount of $5,000,000 only in the event of confirmation of the Consensual Plan that, pursuant to the 1114 Agreement, is held by the Affected Retirees (the "Retiree Claim"); or (2) an allowed claim against the Debtors in the amount of $116,000,000 (the "$116,000,000 Claim") only in the event that (A) a Qualified Alternative Plan is confirmed and (B) the Retiree Representatives collectively and unanimously make the $116,000,000 Claim Election (as defined below); provided however, that nothing in this paragraph shall impair the Parties' rights under and in connection with the 1114 Agreement;

     WHEREAS, the ISWA represents the interests of active ISWA employees in the Proceedings including, inter alia, with respect to an allowed claim against the Debtors in the amount of $9,000,000 (the "Union Claim") that the ISWA holds pursuant to the 1113 Agreement (as defined below);

     WHEREAS, on October 4, 2004, the Debtors filed the Debtors' Plan (terms used, but not defined, herein shall have the meanings set forth in the Debtors'
Plan);

     WHEREAS, on October 14, 2004, the Committee filed a motion to terminate the Debtors' exclusive right to file a plan or seek acceptances thereof in accordance with Section 1121 of the Bankruptcy Code (the "Exclusivity Motion");

     WHEREAS, each of the Debtors, the Committee Members, Contran, the Retiree Representatives, the Committee and the ISWA has engaged in good faith negotiations with the objective of reaching an agreement with regard to a consensual resolution of the Proceedings that would include proposing and seeking confirmation of an amended plan of reorganization for the Debtors (the "Consensual Plan") and a simultaneous process to consider unsolicited offers to obtain ownership and/or control of the Debtors' businesses and assets and, if appropriate, approve binding agreements related thereto in connection with a Qualified Alternative Plan (as defined below);

     WHEREAS, each of the Debtors, the Committee Members, Contran, the Retiree Representatives, the Committee and the ISWA now desires to evidence their agreement regarding the Consensual Plan and the Qualified Alternative Plan process on the terms and conditions set forth in this Agreement and in the exhibits attached hereto; and

     WHEREAS, subject to approval of the Bankruptcy Court, each of the Debtors, the Committee Members, the Committee, the Retiree Representatives, Contran and the ISWA (collectively, the "Parties" and individually, a "Party") has due authority to enter into and agree to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Recitals. Each of the Recitals set forth above is hereby incorporated as fully set forth herein.

     2.   Agreements of the Debtors. The Debtors hereby agree to the following:

          (a) within five (5) business days of execution hereof by all Parties, the Debtors shall file a motion in the Proceedings seeking authority from the Bankruptcy Court to enter into this Agreement; provided however, that, in connection with such motion, the Debtors shall use their reasonable best efforts to file this Agreement under seal, and the Parties shall use their reasonable best efforts to agree upon a summary of this Agreement for inclusion in the motion;

          (b) the Debtors shall in good faith negotiate with the Committee, the Retiree Representatives, the ISWA and Contran the terms and provisions of the Consensual Plan and, if and as applicable, negotiate in good faith with the Committee, the Retiree Representatives and/or the ISWA the terms and provisions of any Offer, Qualified Offer and the Qualified Alternative Plan (each as defined below), in each case consistent with the terms and provisions of this Agreement;

          (c) the Debtors shall file the Consensual Plan in form and substance reasonably acceptable to the Committee and Contran and in accordance with the provisions of Section 17 hereof. The acceptance by the Committee and Contran of the Consensual Plan shall not be unreasonably withheld or delayed. The Debtors shall not (i) amend the Debtors' Plan other than by filing the Consensual Plan, (ii) file any other plan of reorganization or liquidation other than the Consensual Plan without the express written consent of the Committee or (iii) make any material amendments to the Consensual Plan, once filed, without the consent of the Committee and Contran (which consents shall not be unreasonably withheld or delayed); provided however, that in the event of a dispute between the Parties regarding whether a consent has been unreasonably withheld or delayed, the Parties consent to seeking resolution of such dispute by the Bankruptcy Court on an expedited basis of not less than two (2) business days notice, subject to the Bankruptcy Court's availability;

          (d) with respect to provisions relating to the 1114 Agreement (including without limitation, the treatment of Class A4 or Class A6 Claims), the Debtors shall file the Consensual Plan in form and substance reasonably acceptable to the Retiree Representatives, Contran and the Committee and in accordance with the provisions of Section 17 hereof. The acceptance of the Retiree Representatives, Contran and the Committee shall not be unreasonably withheld or delayed. With respect to provisions relating to the 1114 Agreement (including without limitation, the treatment of Class A4 or Class A6 Claims), the Debtors shall not
               (i) amend the Debtors' Plan other than by filing the Consensual Plan, (ii) file any other plan of reorganization or liquidation other than the Consensual Plan without the express written consent of the Committee or (iii) make any material amendments to the Consensual Plan, once filed, without the consent of the Retiree Representatives, Contran and the Committee (which consents shall not be unreasonably withheld or delayed); provided however, that in the event of a dispute between the Parties regarding whether a consent has been unreasonably withheld or delayed, the Parties consent to seeking resolution of such dispute by the Bankruptcy Court on an expedited basis of not less than two (2) business days notice, subject to the Bankruptcy Court's availability;

          (e) with respect to provisions relating to the 1113 Agreement, the Debtors shall file the Consensual Plan in form and substance reasonably acceptable to the ISWA, Contran and the Committee and in accordance with the provisions of Section 17 hereof. The acceptance of the ISWA, Contran and the Committee shall not be unreasonably withheld or delayed. With respect to provisions relating to the 1113 Agreement, the Debtors shall not make any material amendments to the Consensual Plan, once filed, without the consent of the ISWA, Contran and the Committee (which consents shall not be unreasonably withheld or delayed); provided however, that in the event of a dispute between the Parties regarding whether a consent has been unreasonably withheld or delayed, the Parties consent to seeking resolution of such dispute by the Bankruptcy Court on an expedited basis of not less than two (2) business days notice, subject to the Bankruptcy Court's availability;

          (f) except as otherwise provided herein, the Debtors shall not initiate or participate in any discovery concerning matters arising prior to the date hereof related to the Committee, the Committee Members, Contran, the Retiree Representatives or the ISWA;

          (g) the Debtors shall not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the CM Claims, the Contran Claims, the Retiree Claim, the Union Claim or, as set forth in the 1114 Agreement, the $116,000,000 Claim; provided however, that the Parties agree that except in the event of confirmation of the Consensual Plan, the Prepetition Dividend Claim shall be (i) subordinated to all allowed general unsecured claims against the Debtors; (ii) separately classified from all general unsecured claims against the Debtors; and (iii) not paid until all allowed general unsecured claims against the Debtors are fully paid and satisfied;

          (h) the Debtors shall in good faith take all reasonably necessary steps to support (i) the confirmation, consummation and effectiveness of the Consensual Plan; (ii) the consummation and effectiveness of the Qualified Alternative Plan (if confirmed); and (iii) approval of a combined disclosure statement related to the Consensual Plan and, if applicable, the Qualified Alternative Plan;

          (i) the Debtors shall seek approval of the 1114 Agreement only at the time of and in conjunction with obtaining confirmation of the Consensual Plan and shall seek approval of the 1114 Agreement in conjunction with obtaining confirmation of the Qualified Alternative Plan only with the express written consent of the Retiree Representatives, the Committee and the Potential Bidder (as defined below); provided however, that in the event that neither the Consensual Plan nor the Qualified Alternative Plan is confirmed, no Party shall seek approval of the 1114 Agreement without providing for a new and separate notice and hearing thereon;

          (j) the Debtors and their legal and financial advisors shall cooperate in good faith with the Committee, the Retiree Representatives and/or the ISWA in connection with any Offer or Qualified Offer, including without limitation, providing any Potential Bidder that has executed a confidentiality agreement with reasonably requested diligence information (not including competitively sensitive information if the Potential Bidder is a competitor of the Debtors or EWP) and access to the Debtors' facilities and management personnel and actively participating in the negotiation and drafting of any Definitive Agreement (as defined below), Qualified Alternative Plan or other related document or agreement as necessary or appropriate under the circumstances or as may reasonably be requested by any Party and/or Potential Bidder; and

          (k) the Debtors shall provide information reasonably requested by each of the Retiree Representatives, the ISWA and the Committee that is necessary for the Retiree Representatives, the ISWA and the Committee to fulfill their respective duties to their respective constituencies.

     3.   Agreements of the Committee . The Committee hereby agrees to:

          (a)  withdraw the Exclusivity Motion;

          (b) negotiate in good faith with the Debtors, the Retiree Representatives, the ISWA and Contran the terms and provisions of the Consensual Plan and, if and as applicable, negotiate in good faith with the Debtors, the Retiree Representatives and the ISWA regarding the terms and provisions of a Qualified Alternative Plan, in each case consistent with the terms and provisions of this Agreement;

          (c) issue a letter recommending that all Holders of all unsecured claims against the Debtors, including Class A6 General Unsecured Claims, vote to accept their respective treatment under the Consensual Plan (the "Support Letter"); provided however, that if any Party has proposed a Qualified Alternative Plan, the Committee may indicate a preference (and the reasons therefor) as to the Consensual Plan or the Qualified Alternative Plan in the Support Letter and at the confirmation hearing related to the Consensual Plan and the Qualified Alternative Plan;

          (d) not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the Contran Claims, the Retiree Claim, the CM Claims or the Union Claim; provided however, that the Parties agree that except in the event of confirmation of the Consensual Plan, the Prepetition Dividend Claim shall be (i) subordinated to all allowed general unsecured claims against the Debtors; (ii) separately classified from all general unsecured claims against the Debtors; and (iii) not paid until all allowed general unsecured claims against the Debtors are fully paid and satisfied;

          (e) not object to the $116,000,000 Claim only if either the Consensual Plan is confirmed or the Qualified Alternative Plan is confirmed under which the Retiree Representatives make the $116,000,000 Claim Election;

          (f) so long as the Committee is not a sponsor of a Qualified Alternative Plan, in good faith, take all reasonably necessary steps to support the confirmation, consummation and effectiveness of the Consensual Plan and, in any event, support the approval of a disclosure statement related to the Consensual Plan and, if applicable, the Qualified Alternative Plan;

          (g) not object or take any other action in opposition to the confirmation of the Consensual Plan; provided however, that if the Committee supports or is the sponsor of the Qualified Alternative Plan, the Committee may object to confirmation of the Consensual Plan except as otherwise provided herein;

          (h) except as otherwise provided herein, adjourn and suspend all discovery and/or not initiate, continue or participate in any discovery concerning matters arising prior to the date hereof related to the Debtors, Contran, the Retiree Representatives or the ISWA; and

          (i) not file or support any further motions seeking to modify or terminate the Debtors' exclusive right to file a plan or seek acceptances thereof in accordance with Section 1121 of the
               Bankruptcy Code ("Exclusivity") and support the Debtors' request(s) for extension of Exclusivity in accordance with this Agreement.

     4. Agreements of the Committee Members. Each Committee Member hereby agrees to:

          (a)  support the Committee in its agreement to:

               (i)       withdraw the Exclusivity Motion;

               (ii)      execute and issue the Support Letter; and

               (iii) so long as the Committee is not a sponsor of a Qualified Alternative Plan, in good faith, take all reasonably necessary steps to support the confirmation, consummation and effectiveness of the Consensual Plan and, in any event, support the approval of a disclosure statement related to the Consensual Plan and, if applicable, the Qualified Alternative Plan;

          (b) negotiate in good faith with the Debtors, the Retiree Representatives, the ISWA and Contran the terms and provisions of the Consensual Plan and, if and as applicable, negotiate in good faith with the Debtors, the Retiree Representatives and the ISWA regarding the terms and provisions of a Qualified Alternative Plan, in each case consistent with the terms and provisions of this Agreement;

          (c) not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the Contran Claims, the Retiree Claim or the Union Claim; provided however, that the Parties agree that except in the event of confirmation of the Consensual Plan, the Prepetition Dividend Claim shall be (i) subordinated to all allowed general unsecured claims against the Debtors; (ii) separately classified from all general unsecured claims against the Debtors; and (iii) not paid until all allowed general
               unsecured   claims   against  the  Debtors  are  fully  paid  and
               satisfied;

          (d) not object to the $116,000,000 Claim only if either the Consensual Plan is confirmed or the Qualified Alternative Plan is confirmed under which the Retiree Representatives make the $116,000,000 Claim Election;

          (e) subject to approval of a disclosure statement relating to the Consensual Plan, vote to accept treatment of their respective Class A6 General Unsecured Claims under the Consensual Plan; provided however, that if any Party has proposed a Qualified Alternative Plan, the Committee Members may indicate a preference as to the Consensual Plan or the Qualified Alternative Plan in connection with their vote and at the confirmation hearing related to the Consensual Plan and the Qualified Alternative Plan;

          (f) not object or take any other action in opposition to the Consensual Plan; provided however, that if the Committee supports or is the sponsor of the Qualified Alternative Plan, the Committee Members may object to confirmation of the Consensual Plan except as otherwise provided herein;

          (g) except as otherwise provided herein, adjourn and suspend all discovery and/or not initiate, continue or participate in any discovery concerning matters arising prior to the date hereof related to the Debtors, Contran, the Retiree Representatives or the ISWA; and

          (h) not file or support any motions seeking to modify or terminate the Debtors' Exclusivity and support the Debtors' request(s) for extension of Exclusivity in accordance with this Agreement.

     5.   Agreements of Contran. Contran hereby agrees to:

          (a) negotiate in good faith with the Committee, the Committee Members, the Retiree Representatives, the ISWA and the Debtors the terms and provisions of the Consensual Plan consistent with the terms and provisions of this Agreement;

          (b) subject to approval of a disclosure statement relating to the Consensual Plan, vote to accept the treatment accorded under the Consensual Plan for the Contran Claims;

          (c) in good faith, take all reasonably necessary steps to support the confirmation, consummation and effectiveness of the Consensual Plan and approval of a disclosure statement related thereto;

          (d) not object or take any other action in opposition to confirmation of the Consensual Plan;

          (e) except as otherwise provided herein, not initiate or participate in any discovery concerning matters arising prior to the date hereof related to the Committee, the Committee Members, the Debtors, the Retiree Representatives or the ISWA;

          (f) not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the CM Claims, the Retiree Claim, the Union Claim or, as set forth in the 1114 Agreement, the $116,000,000 Claim;

          (g) in the event of a Qualified Alternative Plan or a Termination that does not result in confirmation of the Consensual Plan, not object to or otherwise oppose (i) subordination of the Prepetition Dividend Claim to all allowed general unsecured claims against the Debtors; (ii) separate classification of the Prepetition Dividend Claim from all general unsecured claims against the Debtors; and (iii) treatment that affords no payments on account of the Prepetition Dividend Claim until all allowed general unsecured claims against the Debtors are fully paid and satisfied;

          (h) cause EWP Financial to extend the maturity of the EWP Financial DIP Facility until the earlier of July 31, 2005 or the maturity date of the Congress DIP Facility including any extension thereof;

          (i)  not take any action to  enforce  rights or  remedies  under or in
               connection   with  the  Contran  Claims  until,   if  at  all,  a
               Termination pursuant to Section 18 hereof has occurred; and

          (j) not terminate or cease performance under the ISA (as such may be modified pursuant to its terms), except as a result of a material breach thereof by the Debtors, until the effective date of either the Consensual Plan or the Qualified Alternative Plan.

     6. Agreements of Retiree Representatives. The Retiree Representatives hereby agree to:

          (a) negotiate in good faith with the Committee, the Committee Members, Contran and the Debtors the terms and provisions of the Consensual Plan relating to the 1114 Agreement consistent with the terms and provisions of this Agreement;

          (b) subject to approval of a disclosure statement relating to the Consensual Plan, vote to accept the treatment accorded under the Consensual Plan for the Retiree Claim; provided however, that if any Party has proposed a Qualified Alternative Plan, each Retiree Representative may indicate a preference (and the reasons therefor) as to the Consensual Plan or the Qualified Alternative Plan in connection with their vote and at the confirmation hearing related to the Consensual Plan and the Qualified Alternative Plan;

          (c) so long as the Retiree Representatives are not a sponsor of a Qualified Alternative Plan, in good faith, take all reasonably necessary steps to support the confirmation, consummation and effectiveness of the Consensual Plan and, in any event, support the approval of a disclosure statement related to the Consensual Plan and, if applicable, the Qualified Alternative Plan;

          (d)  not  object  or  take  any  other  action  in  opposition  to the
               Consensual Plan; provided however, that if the Retiree Representatives support or are the sponsor of the Qualified
               Alternative Plan, the Retiree Representatives may object to confirmation of the Consensual Plan except as otherwise provided herein;

          (e) except as otherwise provided herein, not initiate or participate in any discovery concerning matters arising prior to the date hereof related to the Debtors, Contran, the Committee, the Committee Members or the ISWA;

          (f) not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the CM Claims, the Contran Claims or the Union Claim; provided however, that the Parties agree that except in the event of confirmation of the Consensual Plan, the Prepetition Dividend Claim shall be (i) subordinated to all allowed general unsecured claims against the Debtors; (ii) separately classified from all general unsecured claims against the Debtors; and (iii) not paid until all allowed general
               unsecured   claims   against  the  Debtors  are  fully  paid  and
               satisfied;

          (g) not file or support any motions seeking to modify or terminate the Debtors' Exclusivity and support the Debtors' request(s) for extension of Exclusivity in accordance with this Agreement; and

          (h) seek approval of the 1114 Agreement only at the time of and in conjunction with obtaining confirmation of the Consensual Plan and seek approval of the 1114 Agreement in conjunction with obtaining confirmation of the Qualified Alternative Plan only with the express written consent of the Committee and the Potential Bidder provided however, that in the event that neither the Consensual Plan nor the Qualified Alternative Plan is confirmed, no Party shall seek approval of the 1114 Agreement without providing for a new and separate notice and hearing thereon;.

     7.   Agreements of ISWA. The ISWA hereby agrees to:

          (a) negotiate in good faith with the Committee, the Committee Members, Contran, the Retiree Representatives and the Debtors the terms and provisions of the Consensual Plan relating to the 1113 Agreement consistent with the terms and provisions of this Agreement;

          (b) negotiate in good faith with a Potential Bidder and, as applicable, the Committee and/or the Retiree Representatives concerning any Offer, Qualified Offer and/or the Qualified Alternative Plan;

          (c) subject to approval of a disclosure statement relating to the Consensual Plan, vote to accept the treatment accorded under the Consensual Plan for the Union Claim; provided however, that if any Party has proposed a Qualified Alternative Plan, the ISWA may indicate a preference (and the reasons therefor) as to the Consensual Plan or the Qualified Alternative Plan in connection with its vote and at the confirmation hearing related to the Consensual Plan and the Qualified Alternative Plan;

          (d) so long as the ISWA is not a sponsor of a Qualified Alternative Plan, in good faith, take all reasonably necessary steps to support the confirmation, consummation and effectiveness of the Consensual Plan and, in any event, support the approval of a disclosure statement related to the Consensual Plan and, if applicable, the Qualified Alternative Plan;

          (e) not object or take any other action in opposition to the Consensual Plan; provided however, that if the ISWA supports or is the sponsor of the Qualified Alternative Plan, the ISWA may object to confirmation of the Consensual Plan except as otherwise provided herein;

          (f) except with respect to workers' compensation claims and grievances, and except as otherwise provided herein, not initiate or participate in any discovery concerning matters arising prior to the date hereof related to the Debtors, Contran, the Committee, the Committee Members or the Retiree Representatives;

          (g) not object to or seek to subordinate, recharacterize, reclassify or otherwise adversely affect the CM Claims, the Contran Claims, the Retiree Claim or the $116,000,000 Claim; provided however, that the Parties agree that except in the event of confirmation of the Consensual Plan, the Prepetition Dividend Claim shall be
               (i) subordinated to all allowed general unsecured claims against the Debtors; (ii) separately classified from all general unsecured claims against the Debtors; and (iii) not paid until all allowed general unsecured claims against the Debtors are fully paid and satisfied;

          (h) not file or support any motions seeking to modify or terminate the Debtors' Exclusivity and support the Debtors' request(s) for extension of Exclusivity in accordance with this Agreement.

     8. Certain Provisions of the Consensual Plan. Each Party agrees that the Consensual Plan, inter alia, shall contain provisions to the effect of the following:

          (a) Class A3 Union Claim. The "Modifications" (as defined in the Tentative Agreement dated July 16, 2004 (the "1113 Agreement")) shall (without further modification except as expressly set forth herein) be incorporated into the Consensual Plan, including without limitation, the provisions of Paragraph 2 of the 1113 Agreement under "Effective Date;" provided however, that if the Committee and the Committee Members issue the Support Letter and Class A6 votes to accept treatment under the Consensual Plan, then the $9,000,000 unsecured Union Claim referenced in such Paragraph 2 of the 1113 Agreement shall be extinguished, and there shall be no distributions or allocations on account of such $9,000,000 Union Claim.

          (b) Class A4 Retiree Claims. The 1114 Agreement (executed on October 22, 2004 by and among the Debtors and the Retiree Representatives, a copy of which is attached hereto as Exhibit A and by this reference made a part hereof, as modified by the terms hereof, including without limitation, Section 9 hereof (the "1114 Agreement")), shall be submitted to the Bankruptcy Court for approval in connection with confirmation of the Consensual Plan, and the Parties shall, in good faith, take all reasonably necessary steps to support such approval. Upon approval of the 1114 Agreement and confirmation of the Consensual Plan, the 1114 Agreement, including without limitation, Paragraph 1 thereof, shall be and become an integral part of the Consensual Plan, and, pursuant thereto, the Retiree Claim shall receive payments from the Debtors as provided in the 1114 Agreement and the Consensual Plan.

          (c)  Class A3, A4 and A6 Claims Treatment.

               (i) Except as otherwise provided herein, each Holder of an Allowed Class A3 Claim, an Allowed Class A4 Claim (i.e. the Retiree Claim) and an Allowed Class A6 Claim will receive its Pro Rata Share of the consideration as described in clauses (A), (B) and (C) below, in each case subject to adjustment pursuant to Section 8(c)(ii) below, with the consideration described in clause (C) being held in the Creditor Trust (as defined below) for the benefit of Holders of the Allowed Class A3 Union Claim (if applicable) and Allowed Class A6 General Unsecured Claims. Notwithstanding the foregoing, (a) the Holders of Class A4 Claims shall not receive any of the consideration described in clause (C) below (such consideration to be distributed on a pro rata basis to Holders of Allowed Class A6 Claims (assuming the Committee and the Committee Members issue the Support Letter and Class A6 votes to accept treatment under the Consensual Plan, and, if not, pro rata to Holders of Allowed Class A3 Claims and Allowed A6 Claims)) and (b) if the Committee and the Committee Members issue the Support Letter and Class A6 votes to accept treatment under the Consensual Plan, then (x) the Class A3 Claim shall be extinguished, (y) there shall be no distributions on account thereof, and (z) the full amount of consideration in clause (C) below shall be distributed to the Holders of Allowed Class A6 Claims.

                         (A)  Cash  Payment:   $5,200,000  of  the  cash  to  be
                              distributed   on  the   Effective   Date   of  the
                              Consensual Plan.

                         (B) Stock Issuance: Forty-nine percent (49%) of the New Common Stock. The New Common Stock shall be issued free and clear of all liens and shall not be subject to any contractual transfer restrictions, other than to the extent necessary to preserve KCI's I.R.C. ss. 382(l)(5) NOL treatment. By no later than the second anniversary of the Effective Date, there shall be no tax-related transfer restrictions of the New Common Stock held by the Holders of Allowed Class A3, A4 and A6 Claims.

                         (C) Secured Note Issuance: A secured promissory note issued jointly and severally by the Reorganized Debtors in the original principal amount of $4,800,000 (the "Secured Note"), which Secured Note will have the following terms:

                              (1) The Secured Note will be due and payable on the date that is the fourth anniversary of the Effective Date of the Consensual Plan (the "Maturity Date"). The Secured Note (including accrued interest) may be prepaid, in whole or in part, at any time without premium or penalty.

                              (2) Interest will accrue on the outstanding principal amount of the Secured Note at a rate per annum equal to twelve percent (12%) (computed on the basis of a 360-day year and the actual number of days elapsed in any year), which interest will accrue and compound on the first Business Day of each July, October, January and April commencing on the Effective Date and ending on September 30, 2006. Commencing with the quarter beginning on October 1, 2006 and continuing thereafter, cash pay interest will accrue on the outstanding principal amount of the Secured Note at a rate per annum equal to eight percent (8%) (computed on the basis of a 360-day year and the actual number of days elapsed in any year), which interest will accrue and be payable in arrears on the first Business Day of each July, October, January and April together with the principal payments set forth below and on the date the obligations under the Secured Note have been paid in full.

                              (3) Principal payments on the Secured Note shall commence on January 1, 2007. On October 1, 2006 (the "Conversion Date"), KCI will convert all accrued and unpaid principal and interest on the Secured Note into an amortizing loan. The initial principal payment (the "Initial Principal Payment") shall be due on January 1, 2007 and shall be equal to the cash payments that would have resulted under the Base Structure (as defined below) from the issuance date of the Secured Note through January 1, 2007. The "Base Structure" assumes that the terms of the Secured Note were modified as follows: (a) the Secured Note principal amortization and cash interest payments commence on May 1, 2006; (b) principal payments would be paid in equal quarterly payments on the first day of each of May, August, November and February starting with May 1, 2006 through the Maturity Date; and (c) in the event that the Maturity Date did not coincide with a principal payment date, the principal payment required to be made on the Maturity Date would be equal to the pro rata portion of such quarterly payment amount. For purposes of determining the Initial Principal Payment, the portion of the quarterly payment due on February 1, 2007 under the Base Structure shall be prorated through January 1, 2007 (i.e., two thirds included). Principal payments subsequent to the Initial Principal Payment shall be made on the first day of each April, July, October and January thereafter, in equal quarterly amounts which in aggregate shall be equal to the principal amount of the Secured Note on January 1, 2007 after giving effect to the Initial Principal Payment. To the extent that the Maturity Date does not coincide with a principal payment date, the principal payment due on the Maturity Date shall be equal to the pro rata portion of each principal payment (other than the Initial Principal Payment) and shall fully repay the outstanding balance of the Secured Note.

                                   For example, if: (a) the amount of the Secured Note is equal to $4,800,000; (b) the Secured Note is issued on July 1, 2005; and
                                   (c) no Default (as defined below) occurs during the life of the Secured Note, the principal payments shall be as follows:

                                    ---------------- --------------------------
                                                        Amount of Principal
                                     Date of Payment          Payment
                                    ---------------- --------------------------
                                         1/1/07            $1,572,255.52
                                    ---------------- --------------------------
                                         4/1/07              $399,226.00
                                    ---------------- --------------------------
                                         7/1/07              $399,226.00
                                    ---------------- --------------------------
                                        10/1/07              $399,226.00
                                    ---------------- --------------------------
                                         1/1/08              $399,226.00
                                    ---------------- --------------------------
                                         4/1/08              $399,226.00
                                    ---------------- --------------------------
                                         7/1/08              $399,226.00
                                    ---------------- --------------------------
                                        10/1/08              $399,226.00
                                    ---------------- --------------------------
                                         1/1/09              $399,226.00
                                    ---------------- --------------------------
                                         4/1/09              $399,226.00
                                    ---------------- --------------------------
                                         7/1/09              $399,226.00
                                    ---------------- --------------------------

                                   In the case of a Default occurring prior to January 1, 2007, the additional Default PIK interest shall be incorporated into the principal amount of the Secured Note and the payments determined as described above. In the case of a payment Default subsequent to January 1, 2007, the additional PIK interest (as described in Section 8(c)(i)(C)(4)), shall be spread pro rata over the remaining Principal Payments of the Secured Note.

                              (4) While a Default under the Secured Note exists, interest on the obligations under the Secured Note shall accrue at a rate per annum which is determined by adding four percent (4%) per annum to the interest rate then in effect (the "Default Rate"). The Default Rate shall commence on the date of occurrence of such Default and continue until such Default is cured or waived in the manner described in clause (5) below, at which time the interest rate on the obligations under the Secured Note shall revert to the non-Default rate. Upon the occurrence of a payment Default after December 31, 2006, interest will accrue and compound quarterly at a rate of sixteen percent (16%) per annum until such payment default is cured, at which time the interest rate on the obligations under the Secured Note shall revert to the non-Default rate.

                              (5) The Secured Note will contain customary events of default no more restrictive than the events of default under the Exit Financing and any refinancing thereof (the "Senior Bank Debt") and will provide that a default under the Senior Bank Debt or the 8% Notes or the failure to pay principal and interest under the Secured Note after the Conversion Date shall constitute a default under the Secured Note (each, a "Default"). If a Default based on a cross default to the Senior Bank Debt or the 8% Notes occurs, the Default will continue until it is either cured (to the extent curable) or waived by the Creditor Trustee (as defined in Section 8(f) below). The waiver of a Default under the indebtedness that triggered such Default will not constitute a waiver of the corresponding Default under the Secured Note. The sole remedy for any Default shall be the accrual or payment of interest at the Default Rate and the holder of the Secured Note will not be entitled to accelerate the Secured Note except as permitted by the subordination terms described in clause (7) below.

                              (6) The initial covenants in the Secured Note will be identical to those contained in the documents evidencing the Senior Bank Debt that becomes effective on the Effective Date, but only so long as the Senior Bank Debt is provided by unaffiliated third parties on an arms-length basis. If there is no Senior Bank Debt on the Effective Date, or if the Senior Bank Debt is provided by an affiliated entity of Contran, the holder of the Secured Note may impose reasonable covenants based on the Debtors' business plan projections (to be provided through the Maturity Date). The initial covenants in the Secured Note will not be required to be modified upon execution of any new, or any amendment, modification or refinancing to any existing, Senior Bank Debt documentation if that documentation contains covenants less restrictive to the Debtors. If, however, the Debtors become party to any Senior Bank Debt documentation having covenants that are more restrictive, the Secured Note shall be deemed to be amended to incorporate the more restrictive covenants. Breach of a covenant will be deemed cured as and when KCI complies with such covenant in a subsequent reporting period.

                              (7) The obligations under the Secured Note will be secured by a lien (the "Secured Note Lien") on all of the equity interests (the "EWP Stock") in Engineered Wire Products, Inc. ("EWP"), and the proceeds thereof. The obligations under the Secured Note and the Secured Note Lien will be contractually subordinated to any Senior Bank Debt and all valid and duly perfected liens duly and voluntarily granted thereon by the Debtors securing the Senior Bank Debt, any refinancings thereof, and any other post Effective Date debt and liens approved by the New Board (as defined below), which contractual terms at a minimum will provide the following:

                                   o The holder of the Secured Note may not exercise any of its rights and remedies under applicable law including, without limitation, part 6 of Article 9 of the Uniform Commercial Code, until the earliest to occur of (i) the sale of all or substantially all of the EWP Stock or the assets of EWP, (ii) the sale of all or substantially all of the equity interests or assets of KCI, (iii) the institution of bankruptcy or other insolvency proceedings with respect to KCI or EWP; and (iv) the maturity of the Secured Note;

                                   o The holder of the Secured Note may not accelerate the obligations under the Secured Note prior to maturity thereof unless one of the following occur: (i) all or substantially all of the EWP Stock or the assets of EWP are sold,
                                        (ii)  all  or  substantially  all of the
                                        equity  interests  or  assets of KCI are
                                        sold,    (iii)   bankruptcy   or   other
                                        insolvency  proceedings  with respect to
                                        KCI or EWP are instituted, or (iv) the Senior Bank Debt is accelerated; and

                                   o The enforcement of any remedies under the Secured Note shall be subject to customary standstill periods and
                                        provisions   under   the   subordination
                                        and/or intercreditor agreement relating to the Senior Bank Debt and any other post-Effective Date debt approved by the New Board.

                                   The Secured Note will not contain any restrictions on the ability of KCI to, upon approval of the New Board, enter into additional debt facilities and grant additional (including senior) liens on the EWP Stock.

               (ii) Increase in the Cash and Secured Note. The treatment of each
                    Allowed Class A3, A4 and A6 Claim described in Section 8(c)(i) above is premised on the total amount of Allowed Class A4 Claims plus the total amount of Allowed Class A6 Claims not exceeding $53,500,000. At least six (6) days prior to the date first scheduled for commencement of the hearing to approve a disclosure statement for the Consensual Plan, the Committee, Contran and the Debtors will attempt to agree upon a reasonable estimate of the total amount of Class A6 Claims (including claims of Sherman Wire Company and environmental claims). If any of the Committee, Contran or the Debtors reasonably believe, in good faith, on the basis of information shared with the Parties, that the estimated amount of Allowed Class A4 Claims plus Allowed Class A6 Claims (including claims of Sherman Wire Company and environmental claims) exceeds $68,000,000, and, by six
                    (6) days prior to the date first scheduled for commencement of the hearing to approve a disclosure statement for the Consensual Plan, (a) no Party has agreed to absorb the financial impact of the increase in estimated Class A6 General Unsecured Claims, (b) the Committee and Contran have failed to reach agreement on amending this Agreement and/or the Consensual Plan to adjust for the increase in estimated Class A6 General Unsecured Claims and (c) the Bankruptcy Court has not entered an order estimating the Class A4 and Class A6 Claims in an aggregate amount equal to or less than $68,000,000, this Agreement shall terminate in accordance with Section 18 hereof. To the extent that the estimated amount of Allowed Class A4 Claims plus Allowed Class A6 Claims exceeds $53,500,000, but is equal to or less than $68,000,000:

                         (A) Up to $12,000,000 (excluding any Allowed Class A4 Claim) of such incremental unsecured claims will be included in Class A6 and receive treatment as described in Section 8(c)(i) hereof;

                         (B)  The Debtors shall increase the amount described in
                              Section 8(c)(i)(A) hereof in an amount equal to the product of (x) the amount by which the aggregate amount of Allowed Class A4 Claims plus Allowed Class A6 Claims exceeds $53,500,000 and
                              (y) 5.2%; and

                         (C)  The Debtors shall increase the amount described in
                              Section 8(c)(i)(C) hereof in an amount equal to the product of (x) the amount by which the aggregate amount of Allowed Class A6 Claims exceeds $51,000,000 and (y) 4.8%.

                              By way of illustration, if the total amount of the Allowed Class A4 Claim is $5,000,000 and the total amount of the Allowed Class A6 Claims is $54,500,000, the increase in cash consideration described in Section 8(c)(i)(A) would be $312,000 (5.2% of $6,000,000) and the increase in the face amount of the Secured Note described in Section 8(c)(i)(C) would be $168,000 (4.8% of $3,500,000).

               (iii) Notwithstanding anything to the contrary herein, if the Class A3 Claim is not extinguished: (a) there shall be no increase in consideration pursuant to Section 8(c)(ii) hereof on account thereof; (b) the Holder of the Class A3 Claim shall share pro rata in the distribution provided for in Section 8(c) hereof; and
                         (c) the Class A3 Claim shall not cause a Termination pursuant to Section 18(a)(i)(G) hereof.

          (d) Contran Claims and the L/C Claims. With respect to the Contran Claims and the L/C Claims, the Consensual Plan will provide as follows:

               (i) Conversion of Certain Contran Claims. The EWP Financial DIP Claim, the ISA Prepetition Claims, the Prepetition Dividend Claims and the Contran Administrative Claims shall not be paid, and shall, together with other intangible benefits provided to the Debtors by Contran, be converted into fifty-one percent (51%) of the New Common Stock. Contran's fifty-one percent (51%) of the New Common Stock shall be issued free and clear of all liens and shall be subject to transfer restrictions to the extent necessary, in the first instance without imposing any transfer restrictions on the forty-nine percent (49%) of the New Common Stock issued to the Holders of Class A3, A4 and A6 Claims, to preserve KCI's I.R.C. ss. 386(l)(5) NOL treatment.

               (ii) The DIP Loan Participation. The DIP Loan Participation shall be paid in full, in cash, on the Effective Date of the Consensual Plan.

               (iii)     The Notes Secured Claim.  The Notes Secured Claim,  and
                         the  rights   thereunder,   shall  be   unimpaired   in
                         accordance with 11 U.S.C. ss. 1124(1).

               (iv) The L/C Claims. Unless the Parties reach an agreement on the form and substance of the specific treatment of L/C Claims in the Consensual Plan (or the Qualified Alternative Plan, if applicable), the Parties hereby agree as follows:

                         (A) The L/C Claims will not be or be deemed allowed claims in the Proceedings and Contran will receive no distribution on account thereof, unless and until a final order of the Bankruptcy Court is entered in connection with the Proceedings (the "L/C Claims Allowance Order"), after notice to the Parties and a hearing is conducted with respect thereto.

                         (B) If Contran seeks entry of an L/C Claims Allowance Order after confirmation of any plan in the Proceedings, the creditor representative(s) appointed in conjunction with such plan (and in the case of confirmation of the Consensual Plan, the Creditor Trustee) shall be deemed a Party for purposes of this Section 8(d)(iv).

          (e) Contran Intercorporate Services Agreement. Contran will enter into a new contract to provide intercorporate services (the "New ISA"), which New ISA will be on substantially the same terms as the ISA. KCI and Contran shall only be entitled to amend the terms of the New ISA with the approval of the New Board. In the event that prior to the Effective Date of the Consensual Plan, Contran and the Debtors determine that the New ISA will not be on substantially the same terms as the ISA, Contran and the Debtors will obtain the consent of the Committee, which consent will not be unreasonably withheld or delayed, to the terms of the New ISA.

          (f) Formation of the Creditor Trust. The Committee shall establish a trust (the "Creditor Trust") to receive on the Effective Date of the Consensual Plan the Secured Note from the Debtors under the Consensual Plan for the benefit of the Holders of the Allowed Class A3 Claim (if not extinguished) and Allowed Class A6 Claims and to administer and liquidate the assets of the Creditor Trust for ultimate distribution to such Holders on a pro rata basis (as applicable). The Creditor Trust will qualify as a liquidating trust as described in Treasury Regulation ss.301.7701-4(d) and shall be treated as a grantor trust for United States federal income tax purposes. The Committee shall appoint a trustee (the "Creditor Trustee"), which Creditor Trustee shall have the authority  to  manage  the  day to day  operations  of the  trust including making decisions with respect to the Secured Note, appearing as a party in interest, calculating distributions, paying taxes and such other matters as more particularly described a Creditor Trust Agreement, the form of which will be acceptable to the Committee and the Debtors, whose acceptance shall not be unreasonably withheld. KCI shall pay the Creditor Trust fees in an amount not to exceed $10,000 per year plus the reasonable expenses actually incurred by the Creditor Trust; such fees and expenses first shall be payable ninety (90) days after the Effective Date and shall be payable quarterly thereafter until the Secured Note is fully paid and satisfied. The Committee and/or the Committee Members shall cause the Creditor Trustee to enter into the subordination and/or intercreditor agreement(s) relating to any Senior Bank Debt, any refinancings thereof, and any other post Effective Date debt approved by the New Board, in accordance with Section 8(c)(i)(C)(7) above.

          (g)  Miscellaneous:

               (i) The Consensual Plan shall provide for the issuance of New Common Stock, as set forth herein, and shall not provide for the issuance of any other class of equity or convertible securities.

               (ii) The Consensual Plan shall not provide for the payment of cash or issuance or reinstatement of debt inconsistent with the terms of the Debtors' Plan as modified by the terms of this Agreement.

     9. Modifications to 1114 Agreement. The Parties hereby agree to the following modifications to the 1114 Agreement in the context of a Consensual Plan and, if a Definitive Agreement assumes the 1114 Agreement, in the context of a Qualified Alternative Plan:

          (a) Elimination of $30,000,000 Claim. The $30,000,000 claim referenced in Paragraph 1 of the 1114 Agreement shall be eliminated and there shall be no distribution under the Consensual Plan on account thereof.

          (b) Treatment of $5,000,000 Claim. The $5,000,000 claim referenced in Paragraph 1 of the 1114 Agreement shall be treated as set forth in Section 8(c) above.

          (c) Secured Note Deduction from Free Cash Flow. Fifty percent (50%) of the cash payments under the Secured Note described in Section 8(c)(i)(C) above will qualify as a deduction from Free Cash Flow (as defined in the 1114 Agreement); provided however, that with respect to determining the amount of payments to Affected Retirees in 2009 and thereafter, that portion of the deduction from Free Cash Flow on account of the Secured Note payments necessary to prevent Free Cash Flow from being less than $6,000,000, if any, shall be disallowed.

          (d) Definition of Material Event. Provision (2) in the definition of "Material Event" in Paragraph 4(a) of the 1114 Agreement shall be modified to eliminate "the sale or disposition of greater than 50% of the Company's New Preferred Stock" and substitute, in lieu thereof, "a change in the composition of the Company's board of directors such that less than half of the directors have been named or elected by Contran or Contran's appointees."

          (e) Affected Retiree Payments in 2005. Effective immediately upon execution of this Agreement by all Parties, the monthly contributions payable to Affected Retirees under Paragraph 3(d) of the 1114 Agreement in 2005 shall be $150 per month per participant, retroactive to January 1, 2005, and there shall be no increase to such contributions under the Additional Contribution Grid (as defined in the 1114 Agreement) in 2005; provided however, that in the event of confirmation of a Qualified Alternative Plan that assumes the 1114 Agreement (including application of Schedule C thereof), the monthly contributions payable to Affected Retirees shall comply with Schedule C as of the Effective Date of such plan and, accordingly, such monthly contributions for the balance of 2005 shall be $130.

          (f) Administrative Claim for Counsel to ISWA. Paragraph 9 of the 1114 Agreement shall be modified to eliminate the "$40,000" figure therein and substitute, in lieu thereof, "$100,000." In the event of confirmation of a Qualified Alternative Plan that does not assume the 1114 Agreement, counsel for the ISWA shall hold an allowed administrative claim for fees and expenses incurred in making a substantial contribution to the Proceedings in an amount not to exceed $100,000.

          (g) Payment of Pipeline Claims. The Debtors' agreement to pay pipeline claims in Paragraph 3(e) of the 1114 Agreement shall include pipeline claims of all retirees of the Debtors. Pipeline claims shall be paid within ten (10) days after execution of the Agreement by all Parties and Bankruptcy Court approval of this Agreement.

     10. Modifications to 1113 Agreement. In addition to Section 8(a) hereof, the Parties hereby agree to the following modifications to the 1113
          Agreement:

          (a) Post-1993 Retirees. ISWA employees retiring between the Petition Date and May 2, 2006 shall be considered Affected Retirees for all purposes.

          (b) Healthcare Premiums. Commencing in January, 2005, KCI shall implement the healthcare premiums for active ISWA employees presented to the ISWA in November, 2004 (the "Presumed Premiums"). In August, 2005, KCI will obtain an actuarial estimate of the healthcare premiums for active ISWA employees for the then-current plan year (the "Calculated Premiums"). If the Calculated Premiums exceed the Presumed Premiums, the Presumed Premiums shall remain in effect through December 31, 2005. If the Calculated Premiums are less than the Presumed Premiums, such
               Calculated Premiums shall be implemented as soon as reasonably practicable, and KCI and the ISWA shall negotiate in good faith to effect the method of reimbursement of any premium amounts above the Calculated Premiums paid by active ISWA employees from January through the implementation date of the Calculated Premiums.

          (c) Health Benefits. The ISWA and KCI shall cooperate in good faith to achieve comparable or better health benefits to those currently offered to active ISWA employees at less cost and with no reduction in subsidy by KCI.

          (d) Premium Payments During Lay Off. Active ISWA employees who are laid off between the Petition Date and May 2, 2006 and would otherwise be required to pay healthcare premiums during their lay off period shall not be required to pay healthcare premiums during such lay off period. For purposes of this policy, an employee on lay off, who, during such lay off period, elects to take paid vacation, shall not be required to pay healthcare premiums as a result of electing to take such paid vacation.

     11. KCI Documents. To the extent not set forth in the Consensual Plan and related Confirmation Order, or as may be otherwise required under applicable law, each of the Parties agrees to execute such documents as necessary to implement the following:

          (a) Restriction on KCI's Ability to Issue Additional Equity. KCI will be restricted from issuing New Common Stock or other equity securities or equity-convertible securities for less than the then current market value of New Common Stock on a fully-diluted basis to any insider of the reorganized Debtors (including Contran) during a five-year period following the Effective Date.

          (b) Composition of KCI's Board of Directors. The initial board of directors of Reorganized KCI (the "New Board") shall consist of seven (7) members to be selected as follows:

               (i)       Contran will name two representatives to the New Board.

               (ii)      The Committee will name two  representatives to the New
                         Board.

               (iii) Three (3) directors who will qualify as independent directors in accordance with NASDAQ standards shall be selected as follows:

                         (A) Contran will name two of the independent directors (subject to the consent of the Committee, which consent shall not be unreasonably withheld or delayed)

                              (1)  Initially,  Paul  Bass will be one of the two
                                   independent  directors,   and  the  Committee
                                   consents to Paul Bass; and

                              (2) Contran agrees that its second independent director will be unrelated to Contran and will qualify as a financial expert for audit committee purposes.

                         (B) The Committee will name one director (subject to the consent of Contran, which consent shall not be unreasonably withheld or delayed).

               (iv) Contran and the Committee shall use their reasonable best efforts to agree upon nominees for the New Board prior to a hearing to approve a disclosure statement for the Consensual Plan and, if applicable, the Qualified Alternative Plan.

          (c) So long as the Secured Note is outstanding, but in no event less than three (3) years after the Effective Date:

               (i) If a vacancy is created by any of the directors appointed in Section 11(b)(i) or 11(b)(iii)(A) above or their successors, the vacancy shall be filled by the remaining directors appointed in Section 11(b)(i) or 11(b)(iii)(A) or their successors. If a vacancy is created by any of the directors appointed in Section 11(b)(ii) or 11(b)(iii)(B) above or their successors, the vacancy shall be filled by the remaining directors appointed in Section 11(b)(ii) or 11(b)(iii)(B) or their successors with the consent of the Creditor Trustee, if the Creditor Trust is still in existence; and

               (ii) The New Board shall select the boards of directors of the other Reorganized Debtors and the subsidiaries and affiliates of all of the Reorganized Debtors, including EWP.

     12. Restriction on Transfer. Each Party agrees that, so long as this Agreement has not been terminated in accordance with Section 18 hereof, it shall not sell, transfer or assign any of its claims or any option thereon or any right or interest (voting or otherwise and including any participation interest) therein, unless the transferee thereof agrees in writing to be bound by all of the terms of this Agreement by executing a counterpart signature page of this Agreement, and the transferor provides the other Parties with a copy thereof, in which event the other Parties shall be deemed to have acknowledged that its obligations to the transferring Party under this Agreement shall be deemed to constitute obligations in favor of such transferee, and the other Parties shall confirm that acknowledgment in writing upon the request of such transferee. Upon a transferee's joining this Agreement, the transferor shall have no further liability under this Agreement with respect to the claims transferred, except for breaches occurring prior to such transfer.

     13.  Additional Covenants and Agreements.

          (a) The Committee shall have the right to participate in negotiations and decisions regarding the Consensual Plan, including without limitation, exit financing sought in connection therewith, allowance of the Sherman Wire Company claims and allowance of environmental claims. The Debtors shall keep the Committee and the Retiree Representatives timely apprised as to the status of the solicitation of consents to the Consensual Plan and, if applicable, the Qualified Alternative Plan and all negotiations related thereto.

          (b) Subject to Section 13(i) hereof, the Committee, the Retiree Representatives and/or the ISWA shall have the right to engage in negotiations and discussions with any Potential Bidder, without disclosing confidential information (unless such Potential Bidder has executed a confidentiality agreement), concerning any Offer, Qualified Offer and/or the Qualified Alternative Plan and shall each further have the right to sponsor, file and pursue confirmation of a Qualified Alternative Plan in accordance with the provisions of Sections 17 and 18 hereof. The Debtors shall have the right to participate in negotiations and decisions regarding any Qualified Alternative Plan.

          (c) The Debtors agree to consult with the Committee and the Retiree Representatives prior to taking any significant action in the Proceedings or in connection with any threatened or pending litigation or governmental action relating to, referring to or involving EWP.

          (d) None of the Committee, any of its members, the Retiree Representatives, the ISWA, Contran or the Debtors shall initiate or participate in a sale process for or market test of the value of the Debtors, EWP or their respective assets, except as provided in Section 17 hereof.

          (e) The Debtors will use their reasonable best efforts to obtain Bankruptcy Court approval of this Agreement on or before twenty
               (20) days after filing a motion to approve the Agreement.

          (f) The Debtors, Contran and the Committee shall (i) meet and confer on or before six (6) days prior to the date first scheduled for commencement of the hearing to approve a disclosure statement for the Consensual Plan in an effort to estimate anticipated allowed Class A6 Claims; (ii) in good faith thereafter, as necessary or appropriate, meet and confer in furtherance thereof; and (iii) timely keep the ISWA and the Retiree Representatives apprised of the progress of such meetings.

          (g) Any Proposing Party (as defined below) shall use its reasonable best efforts to negotiate a Definitive Agreement that does not provide for any bid protection, including, but not limited to, breakup fees or related expense reimbursements. If, despite the Proposing Party's reasonable best efforts, a Definitive Agreement provides for any form of bid protection, such provision shall be subject to separate Bankruptcy Court approval, and the Parties reserve all rights under the Bankruptcy Code or other applicable law to contest such a provision.

          (h) In order to maintain stability in the Debtors' business in connection with the Qualified Alternative Plan process, the Parties agree to support approval of a key employee retention plan ("KERP") on terms and conditions substantially similar to those outlined in Exhibit B hereto. The Debtors will seek Bankruptcy Court approval of the KERP contemporaneously with seeking Bankruptcy Court approval of this Agreement.

          (i) Prior to the filing of a disclosure statement for the Consensual Plan and, if applicable, the Qualified Alternative Plan and except as set forth in the summary of this Agreement to be filed pursuant to Section 2(a) hereof, the Parties shall keep the terms and provisions of this Agreement confidential and shall not, without the prior written consent of each of the Parties, disclose such terms and provisions to any third party; provided however, that notwithstanding a Potential Bidder's execution of a confidentiality agreement, the Parties shall not disclose to any Potential Bidder the terms and provisions of the Consensual Plan.

          (j) All Parties shall act in good faith in honoring their obligations and in performing under this Agreement.

          (k) In connection with the proposal and confirmation of a Qualified Alternative Plan, the Parties agree as follows:

               (i) If the Definitive Agreement provides for assumption of the 1114 Agreement (which, pursuant to the 1114 Agreement, would trigger Schedule C thereof, including for purposes of reducing monthly contributions to
                         Affected Retirees to $130 for the balance of 2005, effective as of the Effective Date of the applicable Qualified Alternative Plan), as modified pursuant to
                         Section 9 hereof, the Retiree Representatives may, in their collective and unanimous discretion prior to commencement of the hearing on the Dual Plan Disclosure
                         Statement:   (A)  withdraw  from  the  1114   Agreement
                         (effective as of the effective date of a confirmed Qualified Alternative Plan); (B) on behalf of the Affected Retirees, forego all payments and benefits thereunder (the "1114 Stream of Payments"); and (C) in lieu thereof, receive payments, pro rata with other general unsecured creditors, on account of the $116,000,000 Claim (the "$116,000,000 Claim Election");
                         provided however, that if the Retiree Representatives make the $116,000,000 Claim Election and the Committee determines, in its sole discretion, that the 1114 Stream of Payments is of higher and/or better value than the additional consideration, if any, offered by the Qualified Bidder in lieu of the 1114 Stream of Payments, the amount of the 1114 Stream of Payments payable by the Qualified Bidder under the Definitive Agreement (in connection with the intent to assume the 1114 Agreement) shall be paid, pro rata, to all general unsecured creditors including without limitation, the Affected Retirees (on account of the $116,000,000
                         Claim); provided further, that if the Retiree Representatives make the $116,000,000 Claim Election, the Affected Retirees shall have, and be deemed to have, received a prepayment on account of the $116,000,000 Claim in an amount equal to the aggregate payments that each Affected Retiree received during the pendency of the Proceedings (approximately $3,600,000 as of March 31, 2005) under and pursuant to orders of the Bankruptcy Court (the "Interim 1114 Payments") such that the holders of allowed general unsecured claims, other than the Affected Retirees, shall receive payments under the Qualified Alternative Plan in the same pro rata amount as the Affected Retirees receive thereunder after giving effect to the $116,000,000 Claim and the Interim 1114 Payments, as illustrated in the schedule attached hereto as Exhibit C.

               (ii) If the Definitive Agreement does not provide for assumption of the 1114 Agreement, the Affected Retirees shall receive, on account of the $116,000,000 Claim, pro rata treatment with the holders of other allowed general unsecured (non-subordinated) claims against the Debtors; provided however, that the Affected Retirees shall have, and be deemed to have, received a prepayment on account of the $116,000,000 Claim in an amount equal to the Interim 1114 Payments such that the holders of allowed general unsecured claims, other than the Affected Retirees, shall receive payments under the Qualified Alternative Plan in the same pro rata amount as the Affected Retirees receive thereunder after giving effect to the $116,000,000 Claim and the Interim 1114 Payments, as illustrated in the schedule attached hereto as Exhibit C.

               (iii) Distributions to the Affected Retirees on account of the $116,000,000 Claim shall be allocated to Affected Retirees as follows:

                         (A)  ISWA Affected Retirees: 59.0%;

                         (B)  UAW Affected Retirees: 26.5%; and

                         (C)  Management Affected Retirees: 14.5%.

          (l) In the event that a Qualified Alternative Plan is confirmed, all accrued, unpaid Contran Administrative Claims arising under the ISA shall be paid on the effective date of such Qualified Alternative Plan.

          (m) The L/C Claims shall be allowed or disallowed, in whole or in part, in connection with the claims allowance process in the Proceedings. The Parties reserve all rights, remedies and defenses in respect of the L/C Claims and all other rights, claims, remedies and defenses that may arise under or in connection with the intercompany insurance program maintained by Contran and the Debtors, including, without limitation, all rights, claims, remedies and defenses related to any administrative expense priority claims that may be asserted by Contran in respect of such intercompany insurance program (the "Insurance Program Claims").

          (n) The Debtors and Contran shall, at their respective option, be relieved of their respective obligations under Sections 2, 5 and 8 of this Agreement (excluding Section 8(d)(iv) hereof) relating specifically and only to negotiating, supporting and seeking confirmation of the Consensual Plan upon the occurrence of a Material Adverse Change; provided, however, that the Debtors and Contran shall not thereupon be relieved of any of their other respective obligations under this Agreement, and the occurrence of a Material Adverse Change shall not be deemed to cause a Termination. For purposes of this Agreement, a Material Adverse Change shall mean (i) a determination by the Court that the Consensual Plan is not feasible or may not be confirmed for other reasons, (ii) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties or condition (financial or otherwise) of the Debtors, taken as a whole, or (iii) an inability of the Debtors to perform the terms and provisions of the Consensual Plan applicable to them;
               provided, however, that a Material Adverse Change shall not include an adverse change, effect or event attributable to (A) any adverse change in general economic conditions affecting the U.S. economy as a whole or the industry in which the Debtors operate, or (B) any adverse change in regulatory conditions in the industry in which the Debtors operate. The occurrence of a Material Adverse Change shall not affect the survival of certain provisions of this Agreement pursuant to Section 18(b) hereof.

     14.  Authority Concerning Committee Member and Contran Claims.

          (a) Each Committee Member represents and warrants to the Debtors and Contran that, as of the date hereof, it is the Holder (with power to vote and dispose of such claims, and any and all rights and claims relating thereto) of, or is the person with investment discretion for, its CM Claim.

          (b) Contran represents and warrants to the Debtors, the Committee and the Committee Members that, as of the date hereof, it is the Holder (with power to vote and dispose of such claims, and any and all rights and claims relating thereto) of, or is the person with investment discretion for, the Contran Claims.

     15.  Releases and Preferences.

          (a) Plan Releases. The Consensual Plan and, if applicable, the Qualified Alternative Plan will provide for releases and exculpations for the Debtors, the Committee, the Committee Members, the Retiree Representatives, the ISWA and Contran, including without limitation, their respective officers, directors, members, attorneys, advisors, representatives and employees.

          (b) Limited Mutual Releases. Each Party on behalf of itself and its successors, assigns, advisors, representatives, agents and counsel hereby releases all other Parties including their successors, assigns, advisors, representatives, agents and counsel with respect to any debts, liabilities, claims or causes of action arising from or related to any act or omission occurring prior to the date hereof; provided however, that the foregoing release shall not apply to, and each Party shall retain all rights with respect to: (i) any claim or cause of action on account of any loan by such Party, money owed to such Party or executory contract between the Debtors and such Party; (ii) any employee grievance arising under a collective bargaining agreement; (iii) any workers' compensation claim; and (iv) any claim arising under or related to the Keystone Employees' Retirement Plan.

          (c) Preferences. The Consensual Plan and, if applicable, the Qualified Alternative Plan will provide that (i) neither the Debtors nor any authorized creditor representative will commence any adversary proceedings or otherwise pursue recovery of preferences under 11 U.S.C. ss. 547 against any Party and (ii) with respect to other creditors, except as hereinafter provided, the Debtors will not commence any adversary proceedings or otherwise pursue recovery of preferences under 11 U.S.C. ss. 547 without the consent of the Committee, the Creditor Trustee or other authorized creditor representative, as applicable (which consents shall not be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, the Debtors may take any action necessary to seek disallowance of a claim of any non-Party creditor pursuant to Section 502(d) of the Bankruptcy Code.

     16. Committee Existence. The Committee shall exist and participate as a party-in-interest in the Proceedings until the effective date of the Consensual Plan or, if applicable, the Qualified Alternative Plan.

     17.  The Qualified Alternative Plan Process and Provisions.

          (a) The Qualified Alternative Plan Process. Notwithstanding anything to the contrary herein, upon execution of this Agreement by all Parties, the Parties shall consider unsolicited expressions of interest by third parties (each, a "Potential Bidder") to obtain possession, ownership and/or control of all or substantially all of the businesses or assets of the Debtors (a "Transaction") in accordance with the following provisions:

               (i) Upon receipt of an unsolicited expression of interest from a Potential Bidder (a "Bid") on or before fifty-two (52) days after execution of this Agreement by all Parties:

                         (A) The Party receiving such Bid shall immediately distribute it to all of the other Parties (other than Contran);

                         (B) Upon the written request of any Party (other than Contran), after a determination in such Party's reasonable judgment that the Potential Bidder is a party that realistically could close a Transaction under the process set forth below that would be a Qualified Offer, the Debtors shall, within one (1) business day of receipt of such request, send a confidentiality agreement (in the form attached hereto as Exhibit D) to the Potential Bidder, with a copy to each of the Parties (other than Contran); and

                         (C) Upon receipt of the confidentiality agreement duly executed by the Potential Bidder, the Debtors shall, within a reasonable period of time under the circumstances, but in no event more than three
                              (3) business days thereafter, send to the Potential Bidder reasonably requested diligence information (not including competitively sensitive information if the Potential Bidder is a competitor of the Debtors or EWP). The Parties agree that the information specified in the request attached hereto as Exhibit E (to the extent maintained by the Debtors in the ordinary course of business) describes what the Parties consider to be reasonably requested initial diligence information. The Debtors shall also duly provide the Potential Bidder reasonably requested additional diligence information, documents and schedules as well as reasonable access to the Debtors' facilities and management personnel. The Debtors shall keep the Parties (other than Contran) apprised of the status of all diligence requests and visits.

               (ii) Any of the Parties (other than Contran) may negotiate a letter of intent with a Potential Bidder which, upon completion, shall be circulated to the other Parties (other than Contran); provided however, that the Debtors shall have the right to participate in negotiations regarding such letter of intent and the other Parties (other than Contran) shall be informed of the status, progress and terms thereof on a timely and regular basis.

               (iii) If a letter of intent is submitted by a Party to the other Parties (other than Contran) for consideration in compliance with subparagraph (ii) above (an "Offer"), the Parties (other than Contran) shall meet and confer to discuss and analyze the merits and benefits of the Transaction set forth in the letter of intent and to determine which of the Parties (other than Contran) is in the overall best position to negotiate a definitive agreement (i.e. an asset purchase agreement, a plan sponsorship agreement or some other similar agreement) with the Potential Bidder (a "Definitive Agreement") that will form the basis of a Qualified Alternative Plan.

               (iv) In the event that the Parties (other than Contran) cannot agree on the Party in the overall best position to negotiate a Definitive Agreement, the Committee shall be deemed so designated and shall keep the other Parties (other than Contran) advised of the terms, status and progress of negotiations of the Definitive Agreement; provided however, that, in any event, the Debtors shall be obligated, and the Party submitting the Offer for consideration shall have the right, to participate directly in the negotiation of the related Definitive Agreement.

               (v) Prior to the filing of the Qualified Alternative Plan, none of the Parties, without the consent of the Committee and any other Proposing Party, shall disclose information to Contran, or involve Contran in negotiations, concerning a Bid, letter of intent, or Definitive Agreement. Promptly following the filing of the Qualified Alternative Plan, or upon the failure to execute a Definitive Agreement within the time period set forth in Section 17(b)(i) hereof, Contran shall be entitled to receive, and the other Parties shall provide to Contran, complete information concerning the identities of all Potential Bidders, the terms and conditions of all Bids and letters of intent received from Potential Bidders, the names of all persons who have expressed indications of interest in a transaction involving any of the Debtors or their assets or received confidential information concerning the Debtors, and copies of all confidentiality agreements executed by and all confidential information provided to such persons; provided however, that in the event of a dispute among the Parties with respect to the failure to execute a Definitive Agreement within the time period set forth in Section 17(b)(i) hereof, Contran shall not be entitled to receive any of the foregoing information until such dispute has been resolved either by the Parties or the Bankruptcy Court.

               (vi)      A  Definitive  Agreement  will be  deemed a  "Qualified
                         Offer"  if  the  Definitive   Agreement  satisfies  the
                         following requirements:

                         (A) The Definitive Agreement has been executed by the Potential Bidder by the later of fifty (50) days after delivery by the Debtors of the first set of diligence materials reasonably requested by the first Potential Bidder and fifty-two (52) days after the execution of this Agreement by all Parties;

                         (B) Consummation of the Definitive Agreement is not contingent upon further due diligence by the Potential Bidder or the availability of financing;

                         (C)  The   Potential   Bidder   recognizes  a  duty  to
                              negotiate in good faith with the ISWA;

                         (D) As security for performance of its obligations under the Definitive Agreement, the Potential Bidder has made a deposit of a material amount;

                         (E) Any Party (the "Proposing Party") believes, with the advice of its professionals, that the consummation of the Definitive Agreement is in the best interests of the Debtors' estates, taking into account the value and benefits of the Consensual Plan on the terms set forth herein, including without limitation, Section 8 hereof.

               (vii) The Proposing Party shall be principally responsible for drafting and negotiating with the Potential Bidder that is submitting the Qualified Offer (the "Qualified Bidder") a plan to implement such Qualified Offer (a "Qualified Alternative Plan"); provided however, that the Debtors shall participate in negotiations and decisions regarding the Qualified Alternative Plan and the other Parties (other than Contran) shall be informed of and provide input to the status, progress and terms thereof on a timely and regular basis.

               (viii) The Parties shall work cooperatively on a single disclosure statement for both the Consensual Plan and the Qualified Alternative Plan (the "Dual Plan Disclosure Statement"), and the Debtors shall, with input from the other Parties, be principally responsible for the drafting of the Dual Plan Disclosure Statement, related exhibits and schedules, voting ballots, notices and a scheduling motion, including joint solicitation materials explaining that the voting and confirmation processes relating to both plans will proceed simultaneously and only one confirmation hearing will be held for both plans.

               (ix) Subject to approval of the Dual Plan Disclosure Statement, the Proposing Party (or the Committee Members, if the Committee is the Proposing Party) shall vote to accept both the Consensual Plan and the Qualified Alternative Plan; provided however, that any Party, including a Proposing Party, may indicate a preference for and argue in favor of confirmation of one plan over the other.

               (x) All Parties agree that the Consensual Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under the Consensual Plan, and no Party shall object to confirmation of the Consensual Plan under
                         Section 1129(b) of the Bankruptcy Code if the Consensual Plan otherwise satisfies the requirements of
                         Section 1129(a) of the Bankruptcy Code.

          (b) Timing and Process for the Qualified Alternative Plan, the Consensual Plan and Other Related Matters.

               (i)       If (a) no Qualified  Offer exists by the later of fifty
                         (50) days after delivery by the Debtors of the first set of diligence materials reasonably requested by the first Potential Bidder and fifty-two (52) days after the execution of this Agreement (and there is no pending bona fide dispute related thereto) or (b) prior to such time the Committee, the Retiree Representatives and the ISWA each advise the Debtors in writing that they are no longer pursuing a Qualified Alternative Plan, the Debtors shall promptly file the Consensual Plan and a disclosure statement related thereto, together with a motion requesting a schedule for a hearing on the disclosure statement and a confirmation hearing for the Consensual Plan.

               (ii) If a Qualified Offer exists within the timeframe set forth in Section 17(b)(i) above, the Debtors and the Proposing Party shall simultaneously file the Consensual Plan and the Qualified Alternative Plan, and the Debtors shall also file the Dual Plan Disclosure Statement and a motion requesting a schedule for a hearing on the Dual Plan Disclosure Statement and simultaneous confirmation hearings for the Consensual Plan and the Qualified Alternative Plan.

               (iii) The confirmation hearings for the Consensual Plan and the Qualified Alternative Plan shall occur on the same schedule.

               (iv) The Parties shall use their reasonable best efforts to obtain an order approving a disclosure statement related to the Consensual Plan or, if applicable, the Dual Plan Disclosure Statement as soon as reasonably practicable, but in any event, on or before June 15, 2005.

               (v) The Parties shall use their reasonable best efforts to commence a confirmation hearing on the Consensual Plan and, if applicable, the Qualified Alternative Plan as soon as reasonably practicable, but in any event, on or before July 29, 2005.

               (vi) The Qualified Alternative Plan may provide a mechanism for receiving and approving "overbids" to the Qualified Offer; provided however, that no Party shall affirmatively seek additional Bids or Potential Bidders.

     18.  Termination   of   Agreement;    Survival   of   Certain   Provisions;
          Inadmissibility of Evidence.

          (a)  Termination of Agreement.

               (i) An "Agreement Termination Event" shall mean any of the following:

                         (A) Any Party (the "Breaching Party") commits a material breach of this Agreement which has not been waived by all Parties or, if curable, cured within five (5) business days after the Parties' receipt of written notice of the occurrence of such breach; provided however, that the Breaching Party shall not be permitted to cause a Termination related to its own breach or, if the Breaching Party is the Committee or any Committee Member, neither the Committee nor any of the Committee Members shall be permitted to cause a Termination related to such breach;

                         (B) The Chapter 11 Case of KCI is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

                         (C) An examiner with expanded powers or chapter 11 trustee is appointed in the Chapter 11 Case of KCI;

                         (D) There shall have been commenced any proceedings in bankruptcy by or against EWP, or alleging that EWP is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of EWP's debts or the appointment of a receiver, receiver-manager or trustee over a substantial portion of the assets of EWP;

                         (E) The Consensual Plan and, if applicable, the Qualified Alternative Plan are both rejected by the Holders of any non-insider impaired class of claims thereunder pursuant to Sections 1126 and 1129(a) of the Bankruptcy Code and are not subsequently confirmed pursuant to Section 1129(b) of the Bankruptcy Code;

                         (F) The Bankruptcy Court declines to confirm both the Consensual Plan and, if applicable, the Qualified Alternative Plan;

                         (G) Any of the Committee, Contran or the Debtors reasonably believe, in good faith, on the basis of information shared with the Parties, that the estimated amount of Allowed Class A4 Claims plus Allowed Class A6 Claims (including claims of
                              Sherman Wire Company and environmental claims) exceeds $68,000,000, and, by six (6) days prior to the date first scheduled for commencement of the hearing to approve a disclosure statement for the Consensual Plan, (i) no Party has agreed to absorb the financial impact of the increase in estimated Class A6 General Unsecured Claims, (ii) the Committee and Contran have failed to reach agreement on amending this Agreement and/or the Consensual Plan to adjust for the increase in estimated Class A6 General Unsecured Claims and
                              (iii) the Bankruptcy Court has not entered an order estimating the Class A4 and Class A6 Claims in an aggregate amount equal to or less than $68,000,000;

                         (H) A Final Order approving a disclosure statement for the Consensual Plan or, if applicable, the Dual Plan Disclosure Statement has not been entered in the Proceedings by July 29, 2005 (unless the Parties agree to a later date); or

                         (I) A Final Order confirming the Consensual Plan or, if applicable, the Qualified Alternative Plan, has not been entered in the Proceedings by September 15, 2005 (unless the Parties agree to a later date).

               (ii) Upon the occurrence of any Agreement Termination Event, any Party may give written notice to the other Parties of the occurrence of such Agreement Termination Event. If such Agreement Termination Event is not waived by all Parties or cured (including through enforcement of specific performance under Section 19 hereof) within ten (10) business days after the Parties' receipt of such written notice, this Agreement shall terminate (the "Termination").

               (iii) If a Termination occurs prior to the filing of the Consensual Plan and, if applicable, the Qualified Alternative Plan, the Debtors and Contran shall not in any manner proceed in seeking any orders in connection with confirmation of the Consensual Plan (or any other plan), including without limitation, scheduling orders, orders approving a disclosure statement and orders approving notices and balloting procedures, for a period of twenty-one (21) days after such Termination; provided however, that this provision shall not apply where the Termination is a result of a breach of this Agreement by the Committee or any of the Committee Members.

               (iv) If a Termination occurs after the filing of the Consensual Plan and, if applicable, the Qualified Alternative Plan, any Proposing Party (or any other Party) may proceed in seeking confirmation of the Qualified Alternative Plan, and the Debtors and Contran may proceed in seeking confirmation of the Consensual Plan.

          (b) Survival of Certain Provisions. Upon Termination, each of the Debtors, Contran, the Committee, the Committee Members, the Retiree Representatives and the ISWA shall have all rights that are available to each of them under applicable law or otherwise; provided however, that the provisions of Sections 2(f), 2(g), 3(d), 3(h), 4(c), 4(g), 5(e), 5(f), 5(g), 6(e), 6(f), 7(f), 7(g),
               8(d)(iv), 13(m), 15(b), 15(c), 18 and 19(b) hereof shall survive Termination and none of the Debtors, Contran, the Committee, the Committee Members, the Retiree Representatives and the ISWA shall be relieved of their rights or obligations thereunder, except that the Parties shall be permitted to engage in discovery and assert claims and causes of action relating to the Agreement Termination Event and/or the Termination and otherwise pursue rights or remedies under the Bankruptcy Code or other applicable law, including seeking to terminate exclusivity under Section 1121 of the Bankruptcy Code.

          (c) Inadmissibility of Evidence. All Parties agree that upon Termination, this Agreement, all drafts thereof and all related communications, discussions and correspondence are settlement communications protected under Rule 408 of the Federal Rules of Evidence other than those provisions of this Agreement that survive Termination as provided in Section 18(b) hereof.

     19.  Specific Performance.

          (a) It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to the remedy of specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

          (b) No Party shall have any monetary liability to any other Party for any breach of this Agreement.

     20. Representations and Warranties. Subject to approval of the Bankruptcy Court, each of the Debtors, Contran, the Committee Members, the Committee, the Retiree Representatives and the ISWA represents and warrants to the other that the following statements are true, correct and complete as of the date hereof:

          (a) Corporate Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, including, as to each Committee Member, that as of the date hereof, it is the beneficial owner of, and/or the investment adviser or manager for the beneficial owners of (with the power to vote and dispose of), or acts in a representative capacity with respect to the CM Claims;

          (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part; and

          (c) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.

     21. Effectiveness; Amendments. This Agreement shall not become effective and binding on the Parties unless and until counterpart signature pages to this Agreement have been executed and delivered by each Debtor, Contran, the Committee, each Committee Member, each Retiree Representative and the ISWA. Once effective, this Agreement may not be modified, amended or supplemented except in writing signed by each Debtor, Contran, the Committee, each Committee Member, each Retiree Representative and the ISWA.

     22. Accredited Investors. Each Committee Member represents that (a) it is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in owning and investing in securities similar to the Secured Note described herein to evaluate properly the transactions contemplated by this Agreement and it has made its own analysis and decision to enter in this Agreement; and (b) it is an "accredited investor" within the meaning of Section 2(15) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     23. Creditors Committee. Nothing contained herein shall limit or restrict the Committee or the Committee Members from acting in a manner consistent with their fiduciary duties; provided however, that Sections 13(d) and 17 hereof shall govern the Parties' actions with respect to any Bid.

     24. Debtors' Fiduciary Duties. Nothing contained herein shall limit or restrict the Debtors from acting in a manner consistent with their fiduciary duties; provided however, that Sections 13(d) and 17 hereof shall govern the Parties' actions with respect to any Bid.

     25. Limited Right of Withdrawal. The Parties acknowledge and agree that, in entering into this Agreement, the Indenture Trustee is not acting in its individual capacity but, rather, is acting in its capacity as the duly authorized, qualified and acting indenture trustee for the holders (the "Noteholders") of those certain 9-5/8% Subordinated Unsecured Notes due 2007 (the "Notes"). Notwithstanding any other provision of this Agreement, in the event that the Indenture Trustee receives written direction from Noteholders constituting a majority in principal amount of the Notes to withdraw from this Agreement (a "Majority Direction"), the Indenture Trustee shall have the right, exercisable in its sole discretion and upon written notice to each of the other Parties, to voluntarily withdraw from this Agreement without incurring any penalty or liability to any other Party. Upon such withdrawal, this Agreement shall be deemed null and void as to the Indenture Trustee, and the Indenture Trustee shall be released from any duties or obligations hereunder.

     26. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Bankruptcy Court, which shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

     27. Notices. All notices and consents hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or telecopy or initially deposited in the mails, by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

          (a)  if to the Debtors, to:
               ----------------------

                                    Keystone Consolidated Industries, Inc.
                                    7000 SW Adams Street
                                    Peoria, Illinois 61641
                                    Attn:   David L. Cheek

                                    Keystone Consolidated Industries, Inc.
                                    5430 LBJ Fwy., Ste. 1740
                                    3 Lincoln Centre
                                    Dallas, TX 75240-2697
                                    Attn:   Bert E. Downing, Jr.

                                    With a copy to:
                                    --------------

                                    Kirkland & Ellis LLP
                                    200 East Randolph Dr.
                                    Chicago, Illinois 60601
                                    Attn:   David L. Eaton
                                            Anne M. Huber

          (b)  if to any Committee Member, to:
               -------------------------------

                                    such Committee Member at the address shown for such entity on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such entity.

          (c)  if to the Committee, to:
               ------------------------

                                    Jenner & Block LLP
                                    One IBM Plaza
                                    Chicago, Illinois 60611
                                    Attn:   Jeff J. Marwil

          (d)  if to Contran, to:
               ------------------

                                    Contran Corporation
                                    5430 LBJ Fwy., Ste. 1700
                                    3 Lincoln Centre
                                    Dallas, Texas 75240-2697
                                    Attn:   Bob D. O'Brien

                                    With a copy to:
                                    --------------

                                    Rogers & Hardin LLP
                                    2700 International Tower
                                    229 Peachtree Street, NE
                                    Atlanta, Georgia 30303-1601
                                    Attn:   Edward J. Hardin
                                            Robert A. Parker

          (e)  if to the Retiree Representatives, to:
               --------------------------------------

                                    Cusack, Fleming, Gilfillan & O'Day
                                    124 Southwest Adams Street
                                    Suite 520
                                    Peoria, Illinois 61602
                                    Attn:   Daniel G. O'Day

                                    Schoenberg, Fisher, Newman & Rosenberg, Ltd.
                                    222 South Riverside Plaza
                                    Chicago, Illinois 60606-6101
                                    Attn:   Trent P. Cornell
                                            Jon Cohen

                                    International Union, United Automobile,
                                    Aerospace &  Agricultural Implement Workers
                                    of America - UAW
                                    8000 East Jefferson Avenue
                                    Detroit, Michigan 48214
                                    Attn:   Niraj R. Ganatra

          (f)  if to the ISWA, to:
               -------------------

                                    Cusack, Fleming, Gilfillan & O'Day
                                    124 Southwest Adams Street
                                    Suite 520
                                    Peoria, Illinois 61602
                                    Attn:   Daniel G. O'Day

     28. Reservation of Rights. This is part of a proposed settlement of a dispute among the Parties. Except as expressly provided in this
          Agreement: (A) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Debtor, Contran, the Committee, each Committee Member, each Retiree Representative and the ISWA to protect and preserve its rights, remedies and interests, including without limitation, its claims against the other; (B) nothing herein shall be deemed an admission of any kind; (C) nothing contained herein effects a modification of the rights of the Debtors, Contran, the Committee, the Committee Members, the Retiree
          Representatives or the ISWA unless and until any plan is confirmed; and (D) nothing contained herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Party to object  to any  motion  for  relief  by any  other  party  during  the
          Proceedings. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Federal Rule of Evidence 408 and any applicable state rules of evidence apply to this Agreement and all negotiations relating thereto.

     29. Consideration. The Parties hereby acknowledge that, other than each Debtor's agreements, covenants, representations and warranties, as more particularly set forth herein, no consideration shall be due or paid to the Committee Members for their agreement, subject to approval of a disclosure statement, to vote their Claims to accept the Consensual Plan in accordance with the terms and conditions of this Agreement.

     30. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to any plan. The acceptance of Contran, the Committee Members, the Retiree Representatives and the ISWA will not be solicited until they have received the disclosure statement for the Consensual Plan and related ballots, as approved by the Bankruptcy Court.

     31. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     32. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

     33. Several, Not Joint, Obligations. The agreements, representations and obligations of the Committee Members under this Agreement are, in all respects, several and not joint.

     34. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

     35. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This Agreement may be executed by facsimile and facsimile signatures shall have the same effect as original signatures.

     36. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.


                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

AGREED TO:

FV Steel and Wire Company


By:_________________________________


Title:______________________________


Keystone Consolidated Industries, Inc.


By:_________________________________


Title:______________________________


DeSoto Environmental Management, Inc.


By:_________________________________


Title:______________________________


J.L. Prescott Company


By:_________________________________


Title:______________________________


Sherman Wire Company (f/k/a DeSoto, Inc.)


By:_________________________________


Title:______________________________


Sherman Wire of Caldwell, Inc.


By:_________________________________


Title:______________________________

Contran Corporation


By:_________________________________


Title:______________________________

Independent Steel Workers Alliance, as "authorized representative" under 11 U.S.C ss. 1114


------------------------    ------------------------    ------------------------
President                   Vice President              Secretary-Treasurer


Wages & Rules Committee                        Grievance Committee


------------------------                       ------------------------
Chairman                                       Chairman


------------------------                       ------------------------


------------------------                       ------------------------


------------------------                       ------------------------

International Union, United Automobile, Aerospace &
Agricultural Implement Workers of America - UAW


By:_________________________________


Title:______________________________

Management Retirees Committee


By:_________________________________


Title:______________________________

Independent Steel Workers Alliance, as "authorized representative" under 11 U.S.C ss. 1113


------------------------    ------------------------    ------------------------
President                   Vice President              Secretary-Treasurer


Wages & Rules Committee                        Grievance Committee


------------------------                       ------------------------
Chairman                                       Chairman


------------------------                       ------------------------


------------------------                       ------------------------


------------------------                       ------------------------

Official Committee of Unsecured Creditors


By:_________________________________


Title:______________________________

Ameren Cilco


By:_________________________________


Title:______________________________

Bank of New York, as indenture trustee


By:_________________________________


Title:______________________________

Midwest Mill Service


By:_________________________________


Title:______________________________

Peoria Disposal Company


By:_________________________________


Title:______________________________